Exhibit 10.11

Exclusive Technology Consulting and Service Agreement

The Exclusive Technology Consulting and Service Agreement (the “Agreement”) was made and entered into at Beijing, People’s Republic of China (“China”) on July 10, 2019 by and between:

Party A: Beijing uCloudlink Technology Co., Ltd., a company incorporated at No. 0226, Second Floor, Building No.7, Yard No.1, Wuliqiao Second Street, Chaoyang District, Beijing, and with legal representative being Wen Gao, and

Party B: Beijing uCloudlink New Technology Co., Ltd., a company incorporated at No. 0304, Third Floor, Building No.6, Yard No.2, Wuliqiao Second Street, Chaoyang District, Beijing, and with legal representative being Wen Gao. The above parties are collectively referred to as the “Parties”.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise that is incorporated and in good standing in People’s Republic of China;

2.	Party B is a limited liability company that is incorporated in China;

3.	Party A agrees to provide technical consulting and other related services to Party B, and Party B agrees to accept such technical consulting and other related services from Party A.

4.

Party A and Party B signed the Exclusive Technology Consulting and Service Agreement on May 17, 2016. Due to the change in the shareholding structure of Party B and the shareholding ratio of each shareholder as at the signing date agreed at the beginning of this Agreement, both parties shall sign the revised and re-stated Exclusive Technology Consulting and Service Agreement on the signing date agreed upon at the beginning of this Agreement.

Accordingly, the Parties hereto, through friendly consultation and in the principle of equality and mutual benefits, agreed as follows:

1.	Technology Consulting and Services: Sole and Exclusive Rights and Interests

1.1

During the term of the Agreement, Party A agrees to act as Party B’s exclusive technical consultant and related service provider to provide related technical consulting and services to Party B according to terms and provisions set forth in the Agreement (details are specified in Attachment 1.)

1.2

Party B agrees to accept the technical consulting and services provided by Party A during the validity period of the Agreement. In view of the value of the technical consulting and services provided by Party A, and the sound partnership between the Parties hereto, Party B further agrees that without prior written approval of Party A, Party B shall not accept any technical consulting or services provided by any third party in respect of the business scope involved hereunder during the validity period of the Agreement.

1.3

Party A shall be solely and exclusively entitled to all rights, ownerships, interests and intellectual property arising from the performance of the Agreement (including but not limited to copyright, patent, technical know-how, business secrets, among others), whether developed by Party A itself, or by Party B based on Party A’s intellectual property, or by Party A based on Party’s B’s intellectual property, and Party B shall not claim any rights, ownerships, interests or intellectual property against Party A.

1.4

If Party B makes any improvements on Party A’s intellectual property, such improvement shall be proprietary property of Party A. If Party B is entitled to any rights in Party A’s intellectual property according to applicable laws, Party B hereby transfers all such rights and other related ownerships and interests to Party A.

1.5

If any third party or competent government authority claims or alleges that any intellectual property provided by Party A has violated or infringed on other party’s rights, Party B shall immediately inform Party A after receiving or otherwise becoming aware of such claims or allegations. Party A shall solely defend against, make consultation on and settle such claims or allegations, and bear all costs arising therefrom. Upon Party A’s request, Party B shall provide necessary assistance to Party A in the abovementioned defense, consultation and settlement.

1.6

If Party A undertakes any development activity based on Party B’s intellectual property, Party B shall ensure such intellectual property does not have any flaw. Party B shall compensate Party A for any losses arising from the flaw in intellectual property provided by Party B to Party A. If Party A has compensated a third person for losses arising from such flaw, Party A is entitled to recover such losses by claiming a compensation from Party B.

1.7

In view of the sound partnership between the Parties hereto, Party B undertakes that it shall not enter into business cooperation with any other company without approval of Party A. Party B shall give priority to Party A or its affiliates when choosing business partners under the same cooperation terms.

2.	Calculation and Payment of Fees for Technical Consulting & Services (“Service Fees”)

2.1	The Parties hereto agree that Service Fees hereunder shall be determined and paid in the ways specified in Attachment 2.

2.2

In case of any delay in Party B’s payment of Service Fees and other fees required hereunder, Party B shall pay Party A late payment penalties that equal 0.05% of the overdue amount for each day of delay.

2.3

Party A may assign its employees or Certified Public Accounts from China or other countries (“Authorized Representatives of Party A”) to audit Party B’s accounts. Party B shall provide all documents, accounts, records, data and other information requested by Authorized Representatives of Party A for the purpose of such audit, in a bid to help Authorized Representatives of Party A audit Party B’s accounts and determine the amount of Service Fees. The Service Fees shall be the amount determined by Authorized Representatives of Party A.

2.4

Unless otherwise agreed hereunder, the Service Fees paid by Party B to Party A hereunder shall not be subject to any deduction or offsets. Party B is liable to all costs arising from payment of Service Fees, including but not limited to banking service fees.

2.5

When paying Service Fees, Party B shall also pay Party A for all actual expenses that Party A has incurred as a result of providing the consulting and services hereunder, including but not limited to travel expenses, transportation fees, printing costs and postages.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.1.1	Party A is a company that is incorporated and in good standing under Chinese laws;

3.1.2

Party A is performing the Agreement within its corporate authority and business scope. Party A has been necessarily authorized and obtained the approval and permission of all third parties and government departments, and Party A has not violated any legal or contractual restriction that is applicable to or binding upon Party A;

3.1.3	The Agreement will become legal, valid, binding upon and enforceable against Party A upon signing.

3.2	Party B hereby represents and warrants that:

3.2.1	Party B is a company that is incorporated and in good standing under Chinese laws;

3.2.2

Party B is signing and performing the Agreement within its corporate authority and business scope. Party B has been necessarily authorized and obtained the approval and permission of all third parties or government departments, and Party B has not violated any legal or contractual restriction that is applicable to or binding upon Party B;

3.2.3

Party B is not and will not be subject to any pending or potential claim, dispute, lawsuit, arbitration, administrative proceeding or any other legal proceeding that may seriously or negatively impact Party B’s capability of performing the Agreement.

3.2.4	The Agreement will become legal, valid, binding upon and enforceable against Party B upon signing.

4.	Party B’s Undertakings

4.1	Party B hereby undertakes that, without Party A or its designated third party’s written approval, Party B shall not engage in any of the following activities:

4.1.1

Selling, transferring, pledging or otherwise disposing of any asset, business or income, or allowing the placing of any other security interests thereon (except those that take place as a result of ordinary or day-to-day business or have been disclosed to Party A and obtained Party A’s express prior written approval);

4.1.2

Entering into any transaction that may have material negative impact on its assets, liabilities, operations, stocks and other legitimate rights (except those that take place as part of ordinary or day-to-day business or have been disclosed to Party A and obtained Party A’s express prior written approval);

4.1.3	Distributing any dividend or bonus to each shareholder in any form;

4.1.4

Taking on, inheriting, providing guarantee for or allowing the existence of any debts, except (1) debts that arise from normal or day-to-day operations rather than borrowing, and (2) debts that have been disclosed to Party A and obtained Party A’s express prior written approval;

4.1.5

Signing any significant contracts, except contracts signed in the process of normal operations (for the purpose of this term, a contract will be deemed as a significant contract if its value exceeds RMB 50,000);

4.1.6	Increasing or reducing Party B’s registered capital, or changing the structure of Party B’s registered capital via shareholder resolutions;

4.1.7	Amending, changing or modifying articles of association of Party B in any form;

4.1.8	Merging or combining with any person, acquiring any person or making investment in any person.

4.1.9	Providing any loans or credits to any person.

4.2

As at the signing date of the Agreement, Party B has no outstanding debts except (1) debts that arise from normal operations, and (2) debts that have been disclosed to Party A and obtained Party A’s express prior written approval.

4.3

As at the signing date of the Agreement, Party B is not subject to any ongoing or potential lawsuit, arbitration or administrative proceeding that may have material negative impact on the stocks, Party B’s assets or Party B’s performance of the Agreement, except the lawsuit, arbitration or administrative proceeding that has been disclosed to Party A and obtained Party A’s express written approval.

4.4	Party B is not declared bankrupt;

4.5

Party B hereby undertakes that Party B will comply with all laws and rules applicable to stock and asset acquisition, and will bear all costs arising from the transfer of stocks, and will finish all formalities that are necessary to make Party A or its designated third party a shareholder of Party B, including but not limited to helping Party A obtain necessary permissions from competent authorities for the transfer of stocks, submitting applications to industry and commercial administration to register ownership change, and modifying the shareholder register.

4.6

Party B will sign all necessary or appropriate documents, take all necessary or appropriate actions, file any necessary or appropriate petitions, or make necessary and appropriate defense against all claims, in order to keep its title to all its assets.

4.7

Upon Party A’s request, Party B may buy and maintain insurance for its assets and businesses from insurers designated by Party A, with the insured amount and insurance coverage being the same to insurances that Party B generally purchases for its similar businesses.

5.	Confidentiality

5.1

The Parties hereto agree to keep confidential the classified data and information that the Parties become aware of or access as a result of signing and performing the Agreement (“Confidential Information”). The party disclosing such data and information shall explicitly notify the recipient party in writing that such data and information are Confidential Information. The Parties hereto agree to take all reasonable measures to keep secret the Confidential Information. Without the prior written approval of the disclosing party, neither party shall disclose, give or transfer Confidential Information to any third party (the provision also applies to the case where the recipient of Confidential Information merges with a third party, is acquired by a third party, or is directly or indirectly controlled by a third party). Upon termination of the Agreement, Party A and Party B shall immediately return all documents, materials or software containing Confidential Information to the original owner or provider of such Confidential Information, or destroy such documents, materials or software with the approval of the original owner or provider (including deleting any Confidential Information from related memory devices), and shall never use such Confidential Information thereafter. Party A and Party B shall take necessary measures to ensure Confidential Information is only disclosed to Party B’s employees, agents or advisors on a need-to-know basis, and ensure such employees, agents or advisors fully comply with the confidentiality obligations hereunder. Party A and Party B, and Party B’s employees, agents or advisors shall sign and comply with concrete non-disclosure agreements.

5.2	The above restrictions do not apply to:

5.2.1.	Confidential Information that is already available to the public when being disclosed;

5.2.2.	Confidential Information that becomes available to the public other than by reason of unauthorized disclosure by any recipient of such Confidential Information;

5.2.3.

Confidential Information that is proven by the recipient to be known to the recipient before disclosure other than by reason of directly or indirectly receiving such Confidential Information from the disclosing party;

5.2.4.

Confidential Information that the recipient is legally required to or obliged to disclose to related government authorities, stock exchanges and other authorities, or Confidential Information that the recipient directly discloses to its legal and financial advisors only as a result of normal business needs.

5.3	The Parties hereto agree that the terms and provisions set forth in this section shall survive the alternation, cancellation or termination of the Agreement.

6.	Indemnification

6.1

Party B shall indemnify and hold harmless Party A from any loss, damage, liability or cost (including but not limited to legal fees and arbitration fees) that arises from any lawsuits, claims or other requests filed against Party A due to Party A’s provision of consulting and services to Party B hereunder, unless such losses, damages, liabilities or costs are caused by Party A’s gross negligence or intentional misconduct.

6.2

Party B shall be fully liable for claims filed by a third party due to Party B’s failure to follow Party A’s instructions in operation, Party B’s improper use of Party A’s intellectual property, or any wrong technical operation of Party B. Party B shall immediately notify Party A of any third party’s unauthorized use of Party A’s intellectual property and fully cooperate with Party A in any action taken by Party A against such unauthorized use.

7.	Effectiveness, Performance and Validity Period

7.1	The Agreement shall become effective upon being signed on the date first above written.

7.2	The Agreement is written in Chinese and made in six (6) copies.

7.3

Unless Party A cancels the Agreement in advance, the Agreement shall remain valid until Party B is dissolved according to laws of People’s Republic of China. If Party A makes a request prior to the expiration of the Agreement, the Parties hereto shall extend the term of the Agreement upon such request of Party A, or shall sign another exclusive technology consulting and service agreement upon Party A’s request.

8.	Termination

8.1	Unless being renewed according to related terms hereunder, the Agreement shall be terminated upon the expiration of its validity period.

8.2

The Parties hereto may terminate the Agreement through consultation and mutual consent. Within the validity period of the Agreement, Party B shall not terminate the Agreement without written approval of Party A. Party A may terminate the Agreement at any time by sending Party B and its shareholders thirty (30) days’ advance written notice.

8.3	The rights and obligations set forth in Article 1.3, 1.4, 1.5, 1.6, 5, 6, 9 and 11 shall survive the termination of the Agreement.

9.	Settlement of Dispute

9.1

The Parties hereto shall settle disputes arising from the interpretation and performance of the Agreement in good faith. In case no settlement can be reached, either party may submit the dispute to arbitration before China International Economic and Trade Arbitration Commission (“CIETAC”) according to the rules of arbitration then in force. Such arbitration shall be conducted at Beijing and in Chinese. The arbitral award shall be final and binding upon the Parties hereto. The terms set forth in this section shall survive the termination or cancellation of the Agreement.

9.2	The Parties hereto shall continue to fulfill their respective obligations hereunder in good faith except where prevented from doing so by the matter in dispute.

10.	Force Majeure

10.1

“Force Majeure Event” refers to any event that is beyond the reasonable control of a party and can not be avoided even if the impacted party pays reasonable attention, including but not limited to government action, act of god, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, inadequate credit, capital or financing shall not be deemed as an event beyond the reasonable control of a party. The obligations of the party impacted by Force Majeure Event (the “Impacted Party”) shall be fully or partially waived depending on the Force Majeure Event’s impact on the Agreement. The Impacted Party looking to waive its obligation hereunder by reason of Force Majeure Event shall notify the other party of the Force Majeure Event within ten (10) days after occurrence of such Force Majeure Event. In such case, the Parties hereto shall modify the Agreement based on the impact of the Force Majeure Event, and fully or partially waive the Impacted Party’s obligations hereunder.

10.2

The Impacted Party shall take appropriate measures to reduce or remove the impact of the Force Majeure Event, and shall do its best to resume performance of the obligations that is delayed or impeded by such Force Majeure Event. Once the Force Majeure Event comes to an end, the Parties hereto shall do their best to resume performance of their obligations and rights hereunder.

11.	Notices

All notices sent for the purpose of performing rights and obligation hereunder shall be in writing and delivered in person, by registered mail, by mail with postage prepaid, by recognized courier services, or by facsimiles to the intended recipient or either party hereto at the addresses specified below:

If to Party A: Beijing uCloudlink Technology Co., Ltd.Address: Level 3, Unit A, Building 1, Shenzhen Software Industry Base, intersection between Baishi Road and Binhai Avenue, South Area of the High-tech Zone, ShenzhenTelephone: ***

Recipient: Wen Gao

If to Party B: Beijing uCloudlink New Technology Co.,Ltd.Address: Level 3, Unit A, Building 1, Shenzhen Software Industry Base, intersection between Baishi Road and Binhai Avenue, South Area of the High-tech Zone, ShenzhenTelephone: ***

Recipient: Wen Gao

12.	Transfer of the Agreement

12.1	Party B shall not transfer any of its rights or obligations hereunder to any third party without prior written approval of Party A.

12.2

Party B agrees that Party A may transfer any or all of its rights and obligations hereunder to any third party by sending a prior written notice to Party B, and such transfer does not require approval of Party B.

13.	Severability

The Parties hereto acknowledge that the Agreement represents fair and reasonable covenants that are entered into by the Parties hereto on basis of equality and mutual benefits. If any term hereunder becomes void or unenforceable because it violates applicable laws, such term shall only be void or unenforceable to the extent governed by applicable laws, and shall not impact the legal effect of other terms hereunder.

14.	Modification and Amendment

The Agreement shall be modified and amended in writing by the Parties hereto. The modification and amendment duly signed by the Parties hereto in respect of the Agreement shall be integral part of the Agreement, and shall have the same legal effect with the Agreement.

15.	Governing Laws

The Agreement shall be governed and interpreted by Chinese laws.

16.	Entire Agreement

Except the written modification, amendment or revision made after the signing of the Agreement, the Agreement shall constitute the entire agreements between the Parties hereto regarding the subject matter hereunder, and shall supersede all prior oral or written consultations, representations and agreements between the Parties hereto regarding the subject matter hereunder.

IN WITNESS WHEREOF, the Parties’ respective representatives executed the Agreement on the date first above written.

[The remainder is intentionally left blank]

[This page is only for the purpose of the signature of Exclusive Technology Consulting and Service Agreement.]

Party A: Beijing uCloudlink Technology Co., Ltd. (Seal)

Legal or authorized representative: /s/ Wen Gao

Name: Wen Gao

Party B: Beijing uCloudlink New Technology Co.,Ltd. (Seal)

Legal or authorized representative: /s/ Wen Gao

Name: Wen Gao

Signature Page of Exclusive Technology Consulting and Service Agreement

Attachment 1

Contents of Technical Consulting & Services

1.	Development and research of

2.	Designing, installation, commissioning and maintenance of websites and computer network system

3.	Database support and software services

4.	Economic data consulting, project investment consulting, technological information consulting, corporate management consulting and other consulting services

5.	Induction training and on-job training

6.	Technological development, consulting and technology transfer services

7.	Public relations services

8.	Market survey and research services

9.	Formulation of short and medium-term market development plans; market planning services

10.	Technological services

Attachment 1 Contents of Technology Consulting and Services Agreement

Attachment 2

Calculation and Payment of Service Fees

1.

In principle, the Service Fees hereunder shall be Party B’s monthly operating revenue minus (1) the operating capital required by Party B to maintain day-to-day operation, and (2) Party B’s capital expenditure. The Parties hereto may otherwise negotiate and determine the Service Fees.

2.	Party A may determine the Service Fees based on the following factors:

A.	The technical difficulty and complexity in providing technical consulting and services;

B.	The time spent by Party A’s employees providing technical consulting and services;

C.	The specific contents and commercial value of the technical consulting and services;

D.	Market prices of similar technical consulting and services.

3.

Party A may calculate the Service Fees in each quarter, and send Party B a bill displaying technical Service Fees for the previous quarter within thirty (30) days after the beginning of a quarter. Party B shall transfer such Service Fees to bank account designated by Party A within ten (10) workdays after receiving such bill. The copy of the certificate for such transfer shall be faxed or mailed to Party A within ten (10) workdays.

4.

Party A shall timely send a written notice to Party B if Party A deems that the service pricing mechanism stated hereunder is no longer applicable and requires adjustment for any reason. Such written notice shall become effective upon delivery to Party B.

Attachment 2 Calculation and Payment of Service Fees